Exhibit 10.2

NON-QUALIFIED STOCK OPTION AWARD UNDER

NAVIGANT CONSULTING, INC. 2005 LONG-TERM INCENTIVE PLAN

Unless otherwise defined herein, the defined terms in this Agreement will have the same meanings given to them in the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan (the “Plan”). This Agreement will become null and void unless the Optionee accepts this Agreement by signing it in the space provided and returning it to the Company.

I.	NOTICE OF STOCK OPTION AWARD AND GENERAL TERMS

The Company maintains the Plan, under which Non-Qualified Stock Option awards may be granted to eligible persons as approved by the Compensation Committee or by a corporate officer to whom such authority has been delegated. The Plan is incorporated into and forms a part of this Agreement. The Company hereby grants to the person identified below the following Non-Qualified Stock Option award, subject to the terms of the Plan and this Agreement. The principal terms of the award are as follows:

Date of Grant:

Name of Optionee:

Total Number of shares of Common Stock Granted (“Shares”):

Exercise Price Per Share:

Type of Option:

Expiration Date:		or, if earlier, three months after termination of employment or service
Exercise Provisions

Number of Shares Vested	Vest Date

II.	AGREEMENT OF THE PARTIES

A. Grant of Option. The Company hereby grants to the Optionee named in Section I above (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in Section I above, at the per-Share exercise price set forth in Section I above (the “Exercise Price”), subject to the terms and conditions of the Plan, which are incorporated in this Agreement by reference. If there is a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan will prevail.

The Option is a non-qualified stock option (“NQSO”), which means it is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

B. Vesting and Expiration Dates.

1.	The Option will vest according to the Exercise Provisions listed in Section I. If the Optionee’s service with the Company and any of its Affiliates terminates before the Expiration Date for a reason other than his death or Disability, the Optionee will forfeit any portion of the Shares that have not yet then vested as of the date of termination. At the discretion of the Compensation Committee of the Company’s Board of Directors, all or any portion of the unvested Restricted Shares may become vested upon the Participant’s death or Permanent and Total Disability.

Notwithstanding the foregoing, the Shares subject to the Option may otherwise become exercisable in accordance with subparagraph 2 of this paragraph B.

2.	If the Optionee’s employment with or service to the Company ceases for any reason other than death, disability or termination for “cause”, the Optionee shall be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation, or, if earlier, within the originally prescribed term of the Option as shown in Section I above; provided, however, that if the Optionee dies or becomes disabled within the three month period after the termination of employment or service, or, if earlier, within the originally prescribed term of the Option, the Optionee or the Optionee’s estate or personal representative may exercise the Option within 12 months after the date of the Optionee’s death or disability, but in no event beyond the originally prescribed term of the Option.

3.	[If a “Change in Control” as defined in the 2005 Long-Term Incentive Plan occurs before [final vesting date], any unvested portion of the Award will immediately become fully vested and exercisable.]

C. Exercise of Option. The Option may be exercised in whole or in part by following the procedures set forth in Section II of the Plan.

D. Cancellation and Rescission. The Option and any gains resulting from its vesting or exercise are subject to cancellation or forfeiture as provided in Section 5.12 of the Plan.

E. Non-Transferability. The Option is not transferable or assignable except as provided in Section V of the Plan.

F. Entire Agreement; Governing Law; Jurisdiction and Venue. The Plan, this Agreement and any document expressly referred to herein constitute the entire agreement of the parties with respect to the Option, and any and all prior oral or written representations are merged into this Agreement. This Agreement and all determinations made and actions taken pursuant to it, will be governed by the laws of the State of Delaware, without giving effect to that state’s principles of conflicts of law. Each party hereby irrevocably consents to exclusive jurisdiction and venue in state or federal courts located in Cook County, Illinois with respect to all matters relating to this Agreement or the Option.

G. No Right to Employment or Service. Nothing in the Plan or this Agreement will be construed as creating any right in the Optionee to continued employment with or to continue providing services to the Company, or as altering or amending the existing terms and conditions of the Optionee’s employment or service.

H. Option Confers No Rights as Stockholder. The Optionee has no rights as a stockholder of the Company with respect to any Shares of stock of the Company which are subject to the Option hereunder, unless and until the Optionee becomes a stockholder of record with respect to those Shares.

I. Compliance with IRS Code Section 409A. It is intended that the award, vesting and exercise of the Option will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Optionee to the payment of any interest or tax penalty, provided, however, that neither the Company, its affiliates or any of their directors, officers, employees, consultants, or other agents shall be liable to Optionee or otherwise responsible for any such interest and tax penalties.

J. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement between the Company and the Optionee. The Optionee hereby releases and waives any claims against the Company based on any delay in the delivery of this Agreement.

The Optionee acknowledges he or she has reviewed a copy of the Plan and represents that he or she is familiar with its terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan.

NAVIGANT CONSULTING, INC.

By:

Its:

Optionee:

(Optionee’s Signature)

Name Printed

Dated:

Residence Address: